UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 16, 2008

HAWAIIAN HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-31443	71-0879698
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3375 Koapaka Street, Suite G-350, Honolulu, HI 96819

(Address of Principal Executive Offices) (Zip Code)

(808) 835-3700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17  CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR  240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the  Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the  Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On September 16, 2008, Hawaiian Holdings, Inc. (the “Company”) delivered notice (the “Notice”) to the holders of warrants (the “Warrants”) to purchase an aggregate of 3,550,000 shares of the Company’s common stock (the “Warrant Shares”) that it has exercised its right to force such holders to exercise the Warrants at an exercise price of $5.00 per share (the “Warrant Purchase Price”).  The Warrants were originally issued in connection with the provision of additional credit under that certain Amendment Number One to the Credit Agreement, dated as of March 13, 2006, by and among the Company, Hawaiian Airlines, Inc., a Delaware corporation, the lenders from time to time party thereto, and Canyon Capital Advisors, LLC.

The Company became entitled to force the exercise of the Warrants under the terms of the Warrants because the average closing price of the Company’s common stock was equal to or greater than $9.00 per share for a period of 30 consecutive calendar days ending September 15, 2008.  Pursuant to the terms of the Warrants, each holder can elect to exercise its Warrants by making payment to the Company of the Warrant Purchase Price for the Warrant Shares being purchased by such holder (i) by cash, (ii) by reducing the principal amount of the term loan due to such holder, if applicable, or (iii) any combination thereof.  If all of the Warrants are exercised, the Company would receive an aggregate of $17,750,000 (in the form of cash or a reduction of outstanding indebtedness at face value).  If any holder fails to exercise such holder’s Warrants as so required by the end of the ten (10) business day period from receipt of the Notice, then such holder’s Warrants shall be deemed cancelled and of no further force or effect, and all of such holder’ s rights thereunder shall automatically terminate without the necessity of any further action.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 16, 2008

HAWAIIAN HOLDINGS, INC.

	By:	/s/ Peter R. Ingram
Name: Peter R. Ingram
	Title:	Executive Vice President, Chief Financial Officer and Treasurer